EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
1/20/2009
Contact: Scott Shockey or Bryna Butler, (740) 446-2631, 1-800-468-6682


                 OHIO VALLEY BANC CORP. INCREASES CASH DIVIDEND
                       & EXTENDS STOCK REPURCHASE PROGRAM

GALLIPOLIS,  OHIO - On January 20,  2009,  the Ohio  Valley Banc Corp.  [Nasdaq:
OVBC] Board of Directors declared a cash dividend of $0.20 per common share payable on February 10, 2009 to shareholders of record on February 2, 2009. The $0.20 per share dividend represents an increase of 5.3 percent from the $0.19 per share dividend paid in each of the previous four quarters.

     "Last week, Ohio Valley Banc Corp. reported consolidated net income for the year ended December 31, 2008, was $7,128,000, an increase of 13.2 percent from the year ended December 31, 2007, net income of $6,297,000. Earnings per share were $1.77 for the year of 2008 versus $1.52 for the year of 2007, an increase of 16.4 percent," reported President and CEO Jeffrey E. Smith. "Return on average assets and return on average equity both increased to .91 percent and
11.62 percent, respectively, for the twelve months ended December 31, 2008, as compared to .82 percent and 10.40 percent, respectively, for the same time period in the prior year."

     The Company was also authorized by its Board of Directors to repurchase up to 175,000 shares of OVBC common stock through open market and privately negotiated purchases.

     The timing of the purchases, the prices paid and the actual number of shares of common stock purchased will depend upon market conditions and limitations imposed by applicable federal securities laws. All shares of common stock purchased will be held as treasury shares and will be available for use by OVBC pursuant to the terms of OVBC's Dividend Reinvestment and Employee Stock Purchase Plan
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as well as for other general corporate  purposes.  All purchases will be made by
OVBC between February 16, 2009 and February 15, 2010, unless OVBC's Board of Directors extends the program.

     Ohio Valley Banc Corp. has three subsidiaries: Ohio Valley Bank with 16 offices in Ohio and West Virginia, Loan Central with five offices in Ohio, and Ohio Valley Financial Services based in Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on the NASDAQ Global Market under the symbol OVBC. The company's Web site is www.ovbc.com.